EXHIBIT 5.1

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: +312.876.7700 Fax: +312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
September 27, 2007	Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
Ulta Salon, Cosmetics & Fragrance, Inc.
1135 Arbor Drive	File No. 025341-0028
Romeoville, IL 60446

Re:	Registration Statement No. 333-144405;
9,829,921 shares of Common Stock, par value $.0158 per share
Ladies and Gentlemen:
     We have acted as special counsel to Ulta Salon, Cosmetics & Fragrance, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 9,829,921 shares of common stock, $.0158 par value per share (the “Shares”) and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement to be dated as of the effective date of the Registration Statement (defined below) between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2007 (File No. 333-144405) (as amended, the “Registration Statement”). The Shares include (i) 7,666,667 Shares offered by the Company (the “Company Shares”) and (ii) up to 2,163,254 Shares offered by certain selling stockholders named in the “Selling stockholders” table included in the Registration Statement (including up to 1,282,164 Shares subject to the underwriters’ over-allotment option) (the “Selling Stockholder Shares”). The term “Shares” shall also include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

Ulta Salon, Cosmetics & Fragrance, Inc.
September 27, 2007

General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement and the Rights Agreement, the issue and sale of the Company Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, the Company Shares and associated Rights will be validly issued, and the Company Shares will be fully paid and nonassessable.
     2. The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP